NEWS RELEASE

CONTACT:
CONMED Corporation
Robert Shallish
Chief Financial Officer
315-624-3206

FOR RELEASE: 7:00 AM (Eastern) January 14, 2015

CONMED Corporation Announces Preliminary 2014 Results within Guidance Range and Issues
2015 Financial Guidance

Utica, New York, January 14, 2015 ----- CONMED Corporation (Nasdaq: CNMD) today announced preliminary 2014 results and issued financial guidance for 2015.

For the just completed 2014 calendar year, the Company expects that sales will be approximately $739 - $741 million with adjusted earnings per share expected to be approximately $1.90 - $1.94. “I am pleased that, based on our preliminary numbers, we expect to deliver results within the range of the guidance we provided last July,” stated Mr. Curt Hartman, President and CEO. The Company expects it will issue final 2014 financial details on January 27, 2015.

For 2015, CONMED expects to achieve full year sales of $740 - $755 million and adjusted earnings per share of $1.92 – $2.02.

“Looking forward to 2015, I have announced a series of changes to the commercial structure of CONMED that we anticipate will reposition the Company for growth,” continued Mr. Hartman. “In addition to the announced commercial management changes, we are combining the domestic Advanced Energy and Endomechanical organizations to take advantage of our broad product offering, to increase our account coverage, to focus our innovation efforts, and to leverage our infrastructure. While some of these changes will likely cause sales disruption in the short term, the goal of these changes is to position CONMED to grow at or above market rates in all the markets we serve.”

The adjusted estimates for 2014 exclude the costs of special charges for, among other things, restructuring, shareholder activism and senior management changes. These costs will be reconciled in the Company’s earnings release for the fourth quarter of 2014 anticipated to be issued on January 27, 2015. For 2015, the adjusted estimates for earnings per share exclude special charges for restructuring activities which cannot currently be quantified.

About CONMED

CONMED is a medical technology company with an emphasis on surgical devices and equipment for minimally invasive procedures. The Company's products are used by surgeons and physicians in a variety of specialties including orthopedics, general surgery, gynecology, neurosurgery and gastroenterology. Headquartered in Utica, New York, the Company's 3,600 employees distribute its products worldwide from several manufacturing locations. CONMED has a direct selling presence in 16 countries outside the United States and international sales constitute more than 50% of the Company's total sales.

CONMED News Release Continued	Page 2 of 2	January 14, 2015

Forward Looking Information

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.